                          TAM Restaurant Holding Corp.
                               1163 Forest Avenue
                          Staten Island, New York 10310


                                 Promissory Note


$720,405.10                                                 Date:  Oct 15, 1997


TAM Restaurant Holding Corp. promises to pay to the order of Frank Cretella the sum of Seven Hundred Twenty Thousand Four Hundred and Five Dollars and ten cents payable at 1163 Forest Avenue, Staten Island, New York 10310. For the value received plus interest at ten percent (10%) per annum.

The $720,405.10 value of this note combines the replacement of a note in the amount $140,000.00 issued to Mr. Cretella on August 14, 1997, and an additional loan of $580,405.10 made on October 15, 1997. All of the funds connected with this transaction were used to pay off and fully satisfy TAM Restaurant Holding Corp.'s outstanding loans with Fleet Bank (Account #'s 3587, 5080, 5202, 10697 and 12067).

Interest only payments will be made monthly, on or before the 15th of each month, in the amount of Six Thousand Three Dollars and thirty seven cents ($6,003.37) with the initial payment due November 15, 1997. This note will expire and the full principal value of $720,405.10 will be due and payable on November 15, 2002.


                                                      /s/ Anthony B. Golio
                                                      -------------------------
                                                      Anthony B. Golio
                                                      as Vice President


Witness:



/s/ Unintelligible
----------------------
Due: November 15, 2002